Exhibit 99

PPG Industries, Inc. One PPG Place Pittsburgh, Pa. 15272 USA www.ppg.com

News	Contact: Jeff Worden 412-434-3046

Investors: Douglas B. Atkinson 412-434-2120 or Vince Morales 412-434-3740

PPG’s adjusted net earnings grow 56 percent in first quarter on 10-percent stronger sales

PITTSBURGH, April 21, 2005 – PPG Industries reported today first-quarter net income of $95 million, or 55 cents a share, including aftertax charges of $91 million, or 52 cents a share, for a legal settlement in connection with an adverse ruling last month; and $5 million, or 3 cents a share, to reflect the net increase in the current value of the company’s obligation under its asbestos agreement initially reported in May 2002. Sales were $2.5 billion.

Net income adjusted for the nonrecurring legal settlement was $186 million for the first quarter 2005, an increase of 56 percent over net income in the first quarter 2004 on a comparable basis.

In the first quarter 2004, PPG reported net income of $119 million, or 69 cents a share, including $3 million, or 2 cents a share, to reflect the net increase in the value of the company’s obligation under its asbestos agreement. First quarter 2004 sales were $2.3 billion.

“Our sales in the first quarter were an all-time record for any quarter, reflecting the continued growth in all segments of our balanced business portfolio,” said Raymond W. LeBoeuf, chairman. The record for sales in a quarter had been $2.4 billion in the second quarter of 2004.

“Our strong earnings performance reflects the strength of our chlor-alkali business coupled with improvements in glass,” LeBoeuf said. “This enabled us to more than offset rising raw material costs for coatings.

“At this point, we see continued strong sales throughout PPG’s businesses. Pricing is up in most of our businesses, particularly chlor-alkali, where we expect continued strong demand. Furthermore, we see global economic expansion continuing, although at a slower and more sustainable pace. Regardless, we expect to generate strong cash flow, which we will continue using to create value for our company and its shareholders.”

Coatings sales increased $58 million, or 5 percent, as a result of strengthening foreign currencies and improved selling prices. Operating earnings were down $177 million due largely to the impact of the nonrecurring legal settlement, amounting to $150 million pretax. In addition, inflation, primarily raw materials, exceeded the benefits of higher selling prices, the favorable effect of currency translation and improved manufacturing efficiencies. Price increases were implemented throughout the quarter.

Glass sales increased $17 million, or 3 percent, as higher volumes in automotive replacement glass and flat glass businesses and the strengthening of foreign currencies more than offset lower selling prices. Operating earnings were up $16 million reflecting improved manufacturing efficiencies, increased volumes, higher equity earnings and lower overhead expenses. These increases exceeded the impact of higher energy and freight costs.

Chemicals sales increased $154 million, or 34 percent, on higher selling prices for chlor-alkali products, higher volumes and the strengthening of foreign currencies. Operating earnings were up $114 million primarily because of higher selling prices and improved volumes, which more than offset higher energy costs and inflation.

Additional Information

Recorded comments by William H. Hernandez, senior vice president and chief financial officer, regarding first quarter 2005 results may be heard by telephone at 412-434-2816 until 5 p.m. ET on Friday, April 29. The commentary will also be available online at Financial, Financial Commentary, on PPG’s Web site (www.ppg.com). The commentary may include forward-looking statements or other material information. Additional information, including historical performance, is also available at Financial on PPG’s Web site.

Forward-Looking Statement

Statements contained herein relating to matters that are not historical facts are forward-looking statements reflecting PPG’s current view with respect to future events and financial performance. These matters involve risks and uncertainties that may affect PPG’s operations, as discussed in PPG’s filings with the Securities and Exchange Commission pursuant to Sections 13(a), 13(c) or 15(d) of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder. Accordingly, many factors may cause actual results to differ materially from the forward-looking statements contained herein.

Such factors include increasing price and product competition by foreign and domestic competitors, fluctuations in cost and availability of raw materials, the ability to maintain favorable supplier relationships and arrangements, economic and political conditions in international markets, the ability to penetrate existing, developing and emerging foreign and domestic markets, which also depends on economic and political conditions, foreign exchange rates and fluctuations in such rates, and the unpredictability of existing and possible future litigation, including litigation that could result if the asbestos settlement discussed in PPG’s filings with the Securities and Exchange Commission does not become effective. However, it is not possible to predict or identify all such factors. Consequently, while the list of factors presented here is considered representative, no such list should be considered to be a complete statement of all potential risks and uncertainties. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements.

Consequences of material differences in results compared with those anticipated in the forward-looking statements could include, among other things, business disruption, operational problems, financial loss, legal liability to third parties and similar risks, any of which could have a material adverse effect on PPG’s consolidated financial condition, operations or liquidity.

Regulation G Reconciliation

	For three months ended
($ in millions)	March 31, 2005	March 31, 2004
Net income adjusted for the nonrecurring legal settlement[1]	$186	$119
Impact of nonrecurring legal settlement, aftertax	91	—

Net Income, as reported	$95	$119

(1)	Defined as the sum of net income, as reported, and the aftertax impact of the nonrecurring legal settlement.

Note: PPG Industries believes investors’ understanding of PPG’s operating performance is enhanced by the disclosure of net income adjusted for the nonrecurring legal settlement, which PPG’s management considers useful in providing insight into PPG’s ongoing operating performance, because it excludes the impact of an item that cannot reasonably be expected to recur on a quarterly basis. Net income adjusted for the nonrecurring legal settlement is not a recognized financial measure determined in accordance with United States generally accepted accounting principles (“GAAP”) and should not be considered a substitute for net income or other financial measures as computed in accordance with GAAP. In addition, net income adjusted for the nonrecurring legal settlement may not be comparable to similarly titled measures as reported by other companies.

PPG INDUSTRIES AND CONSOLIDATED SUBSIDIARIES

CONDENSED STATEMENT OF OPERATIONS (unaudited)

(All amounts in millions except per-share data)

	3 Months Ended Mar. 31
	2005	2004
Net sales	$2,493	$2,264
Cost of sales	1,558	1,438

GROSS PROFIT	935	826

Other expenses (earnings):
Selling & other	527	502
Depreciation	87	90
Interest	21	23
Amortization	8	7
Asbestos settlement - net	9	5
Other - net (Note A)	138	(3)

INCOME BEFORE INCOME TAXES AND MINORITY INTEREST	145	202
Income tax expense	34	69
Minority interest	16	14

NET INCOME (Note A)	$95	$119

Earnings per common share	$0.55	$0.69

Earnings per common share - assuming dilution	$0.55	$0.69

Average shares outstanding	172.5	171.2

Average shares outstanding - assuming dilution	174.2	172.7

Note A:

First quarter 2005 includes a $150 million pretax charge ($91 million aftertax) for the impact of the nonrecurring legal settlement.

The Medicare Prescription Drug, Improvement and Modernization Act of 2003 was enacted in December 2003. During the third quarter of 2004, PPG concluded its evaluation of the provisions of this act and decided to maintain the Company’s retiree medical benefits program and take the subsidy available under the Medicare Act. The benefit of this decision was applied retroactively to January 1, 2004. As a result, the first quarter 2004 has been increased by $4 million and $0.02 per share, from the amounts previously reported.

CONDENSED BALANCE SHEET (unaudited)

	Mar. 31 2005	Dec. 31 2004
	(millions)
Current assets:
Cash & cash equivalents	$640	$659
Short-term investments	37	50

Total cash, cash equivalents & short-term investments	677	709
Receivables – net	1,920	1,797
Inventories	1,130	1,076
Other	482	472

Total current assets	4,209	4,054
Property less accumulated depreciation	2,412	2,471
Investments	312	298
Goodwill & identifiable intangible assets	1,680	1,713
Other assets	409	396

TOTAL	$9,022	$8,932

Current liabilities:
Short-term debt & current portion of long-term debt	$161	$166
Asbestos settlement	409	404
Accounts payable & accrued liabilities	1,751	1,651

Total current liabilities	2,321	2,221
Long-term debt	1,137	1,184
Asbestos settlement	447	440
Deferred income taxes	140	145
Accumulated provisions	1,313	1,274
Minority interest	115	96
Shareholders’ equity	3,549	3,572

TOTAL	$9,022	$8,932

BUSINESS SEGMENT INFORMATION (unaudited)

	3 Months Ended Mar. 31
	2005	2004
	(millions)
Net sales
Coatings	$1,332	$1,274
Glass	554	537
Chemicals	607	453

TOTAL	$2,493	$2,264

Operating income
Coatings (Note A)	$9	$186
Glass	41	25
Chemicals	155	41

TOTAL	205	252
Interest expense - net	(17)	(21)
Asbestos settlement - net	(9)	(5)
Other unallocated corporate expense - net	(34)	(24)

INCOME BEFORE INCOME TAXES AND MINORITY INTEREST	$145	$202

Note A:

First quarter 2005 includes a $150 million pretax charge for the impact of the nonrecurring legal settlement.

The Medicare Prescription Drug, Improvement and Modernization Act of 2003 was enacted in December 2003. During the third quarter of 2004, PPG concluded its evaluation of the provisions of this act and decided to maintain the Company’s retiree medical benefits program and take the subsidy available under the Medicare Act. The benefit of this decision was applied retroactively to January 1, 2004. As a result, the first quarter 2004 operating income for coatings, glass and chemicals has been increased by $1 million, $2 million and $1 million, respectively, from the amounts previously reported.